UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MONTE ROSA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MONTE ROSA THERAPEUTICS, INC.

645 Summer Street, Suite 102

Boston, MA 02210

2022 ANNUAL MEETING OF STOCKHOLDERS

To be held online on June 15, 2022 at www.proxydocs.com/GLUE

EXPLANATORY NOTE

On April 27, 2022, Monte Rosa Therapeutics, Inc., or the Company, filed its Definitive Proxy Statement on Schedule 14A, or the Proxy Statement, and filed the related Proxy Card on April 28, 2022 for the Company’s 2022 Annual Meeting of Stockholders, or the Annual Meeting, with the Securities and Exchange Commission, or the SEC, to be held virtually at www.proxydocs.com/GLUE on Wednesday June 15, 2022, at 1:00 p.m. Eastern Time.

The Company is filing this Supplement to the Proxy Statement solely to revise our initial disclosure regarding our Non-Employee Executive Compensation Policy to reflect events occurring after the date of the Proxy Statement and to update disclosures in the definitive proxy statement that may have been affected by such subsequent events.

Other than the revised language in this Supplement, no other changes have been made to the Proxy Statement or the Proxy Card and they continue to be in full force and effect as originally filed and the Board of Directors continues to seek the vote of Company stockholders to be voted on at the Annual Meeting as recommended in the original filing.

EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, THE INFORMATION PROVIDED IN THE PROXY STATEMENT CONTINUES TO APPLY. TO THE EXTENT THAT INFORMATION IN THIS SUPPLEMENT DIFFERS FROM OR UPDATES INFORMATION CONTAINED IN THE PROXY STATEMENT, THE INFORMATION IN THIS SUPPLEMENT IS MORE CURRENT. THE PROXY STATEMENT CONTAINS ADDITIONAL INFORMATION. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The Section titled “Corporate Governance – Non-Employee Director Compensation Policy” on page 20 of the Proxy Statement is amended in its entirety as follows:

Non-Employee Director Compensation Policy

Prior to our initial public offering in June 2021, we paid each of Kimberly Blackwell, M.D. and Christine Siu an annual retainer for services as a member of our board of directors equal to $35,000 and paid no other cash fees to any other non-employee directors. Each of Dr. Blackwell and Ms. Siu also received an option to purchase 28,850 shares of our common stock upon her appointment to the board of directors. Subject to the director’s continuous service on our board of directors, these stock options vest 25% on the applicable vesting commencement date and in 36 equal monthly installments monthly thereafter, subject to 100% acceleration upon a change of control. No other non-employee directors were eligible to receive any equity awards for service as a member of our board of directors prior to our initial public offering.

In connection with our initial public offering and upon the recommendation of our compensation, nomination and corporate governance committee, we implemented a formal policy pursuant to which we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

Annual Retainer for Board Membership
Annual service on the board of directors	$35,000
Additional compensation for service as non-executive chair of the board of directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$7,500
Annual service as chair of the audit committee	$15,000
Annual service as member of the compensation, nomination and corporate governance committee (other than chair)	$7,500
Annual service as chair of the compensation, nomination and corporate governance committee	$15,000

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred by our non-employee directors in connection with attending our meetings of the board of directors and committees thereof.

In addition, each new non-employee director elected to our board of directors will be granted an option to purchase 30,000 shares of our common stock on the date of such director’s election or appointment to the board of directors, which will vest ratably in thirty-six (36) equal monthly installments following the grant date, subject to the director’s continued service on our board of directors through such vesting date. On the date of each annual meeting of stockholders of our company, each continuing non-employee director will be granted an option to purchase 15,000 shares of our common stock, which will vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting, subject to the director’s continued service on our board of directors through such vesting date, subject to 100% acceleration upon a change in control.

This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Employee directors receive no additional compensation for their service as a director.

MONTE ROSA THERAPEUTICS, INC.

645 Summer Street, Suite 102

Boston, MA 02210

VOTING MATTERS

This Supplement to the Proxy Statement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

You are urged to read the Proxy Statement and this Supplement carefully in deciding how to vote. As a stockholder, your vote is very important, and the Board of Directors encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

By Order of the Board of Directors,

/s/ Markus Warmuth
Markus Warmuth, M.D.
President and Chief Executive Officer
Boston, Massachusetts
June 8, 2022